Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of this 17th day of September, 2014, by and between UNILIFE CORPORATION (“Unilife”) and Alan D. Shortall. (“Shortall”).

WHEREAS, Unilife and Shortall have entered into an employment agreement, dated as of September 30, 2011 (the “Agreement”) as amended on September 15, 2014 in connection with Shortall’s employment by Unilife; and

WHEREAS, Unilife and Shortall desire to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.	The second sentence of Section 3(b) of the Agreement is deleted in its entirety and replaced with the following. Other than this second sentence of Section 3(b), Section 3(b) shall remain unchanged:

“Shortall’s annual target cash bonus shall be One Hundred percent (100%) of his base salary.”

2.	Section 4 of the Agreement is amended by adding the following section 4(g) at the end of Section 4:

“If Shortall changes his principal place of residence because Unilife requests that Shortall relocate, Unilife shall reimburse Shortall for reasonable relocation expenses in accordance with Unilife’s Employee Relocation Expense Reimbursement Policy.”

3.	Section 17 of the Agreement is deleted in its entirety and replaced with the following:

“Excise Tax on Parachute Payments. Shortall shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Code section 4999. Notwithstanding the foregoing, if any payment or distribution by Unilife to or for the benefit of Shortall, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit, would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of such payments and benefits (each such payment or benefit, a “Payment”) payable to Shortall shall be reduced to the aggregate amount of Payments that may be made to Shortall without incurring an Excise Tax in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the net after-tax benefit of the Payments retained by Shortall (after giving effect to such reduction) is equal to or greater than the net after-tax benefit (after giving effect to the Excise Tax) of the Payments to Shortall without any such reduction. If the Firm (as defined below) determines that a reduction is required by this Section 17, then such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

For purposes of this Section 17, “net after-tax benefit” shall mean (i) the total of all Payments which Shortall receives or is then entitled to receive from Unilife, less (ii) the amount of all federal, state, local and foreign income taxes payable with respect to such Payment calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Shortall (based on the rate in effect for such year as set forth in the Code or other applicable tax law as in effect at the time of the first payment of the foregoing), less (iii) the amount of the applicable Excise Tax, if any, imposed with respect to the Payment.

The foregoing determination shall be made by a nationally recognized human resources consulting or accounting firm (the “Firm”) selected by Unilife and reasonably acceptable to Shortall (which may be, but will not be required to be, Unilife’s independent auditors). The Firm shall submit its determination and detailed supporting calculations to both Shortall and Unilife within fifteen (15) days after receipt of a notice from either Unilife or Shortall that Shortall may receive Payments If the Firm determines that none of the Payments, after taking into account any reduction required by this Section 17, constitutes a “parachute payment” within the meaning of Code section 280G, it will, at the same time as it makes such determination, furnish Shortall and Unilife an opinion that Shortall has substantial authority not to report any excise tax under Code section 4999 on his federal income tax return.

Shortall and Unilife shall each provide the Firm access to and copies of any books, records, and documents in the possession of Shortall or Unilife, as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 17. The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by this Section 17 shall be borne by Unilife.”

4.	Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

5.	All other provisions of the Agreement not amended by this Amendment shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

UNILIFE CORPORATION:		Alan D. Shortall:

By:	/s/ John Ryan	/s/ Alan D. Shortall
John Ryan
SVP, General Counsel & Secretary